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                                  Exhibit 99.1

                    [CONCORD COMMUNICATIONS, INC. LETTERHEAD]

                                   May 1, 2002

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Letter responsive to Temporary Note 3T to Article 3 of Regulation S-X

Dear Sir or Madam:

     In compliance with Temporary Note 3T to Article 3 of Regulation S-X, I am writing to inform you that Arthur Andersen LLP ("Andersen") has represented to Concord Communications, Inc. ("Concord") that Andersen's audit of the consolidated financial statements of Concord and its subsidiaries as of December 31, 2001 and for the year then ended, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen was not relevant to this audit.


                                Sincerely,

                                /s/ Melissa H. Cruz
                                ---------------------------------
                                Melissa H. Cruz

                                Executive Vice President, Business Services and Chief Financial Officer